Exhibit 99.1

PRESS RELEASE

CONTACT:

Mike Smith, CFA
719-637-5773
michael.smith@vectrus.com

Vectrus Announces First Quarter 2017 Results

•	First quarter 2017 revenue $290.1 million and operating margin 4.0 percent

•	Total contract awards exceeded $800 million in the quarter

•	K-BOSSS extended through March 2018 with potential to March 2019

•	Successfully awarded Maxwell BOS and OPMAS-E re-competes in the quarter

•	Increased 2017 guidance for revenue, net income, diluted EPS, and net cash provided by operating activities

COLORADO SPRINGS, Colo., May 9, 2017 — Vectrus, Inc. (NYSE:VEC) announced first quarter 2017 financial results. For the first quarter, revenue was $290.1 million, operating income was $11.6 million, and diluted earnings per share were $0.60. Net cash provided by operating activities was $9.9 million in the first quarter 2017.

“We are off to a fast start in 2017, with a much improved operational and financial outlook,” said Chuck Prow, president and chief executive officer of Vectrus. “During the quarter, we were awarded a one year extension and additional option periods on the Kuwait Base Operations and Security Support Services (K-BOSSS) contract, which could extend our performance on the contract through March 2019.”

“I am also pleased to announce that we won all of our re-compete contracts scheduled to award in 2017,” Prow continued. “We were awarded the Maxwell Base Operations Support (Maxwell BOS) and the Operations Maintenance and Supply Europe (OPMAS-E) re-compete contracts, which have seven and five year potential durations, respectively. Overall, recent new business and re-compete wins, contract modifications and extensions have propelled our total backlog to $2.9 billion; the highest level since being a stand-alone public company.”

"Last quarter, we rolled out the foundation of a new strategy,” explained Prow. “Albeit very early in our strategic execution, recent contract wins and extensions reinforce the market receptivity to our approach. Additionally, we are proceeding at a good pace deploying Enterprise Vectrus to coalesce our Vectrus Improvement Programs and other enterprise improvement initiatives into a single enterprise wide management system."

Exhibit 99.1

First Quarter 2017 Results

•	Revenue $290.1 million

•	Operating income $11.6 million

•	Operating margin 4.0%

•	Diluted earnings per share $0.60

First quarter 2017 revenue of $290.1 million decreased $20.6 million or 6.6 percent compared to the first quarter of 2016. The decrease in revenue is attributable to lower activity from our Afghanistan programs of $20.2 million and our European programs of $3.2 million, offset by increases of $2.4 million from our U.S. programs and $0.4 million from our Middle East programs.

Operating income was $11.6 million or 4.0 percent operating margin in the first quarter of 2017, compared to $11.8 million or 3.8 percent operating margin in the first quarter of 2016.

First quarter 2017 diluted earnings per share were $0.60 compared to $0.61 in the first quarter 2016.

First quarter 2017, net cash provided by operating activities was $9.9 million, an increase of $8.2 million compared to 2016. Days sales outstanding (DSO) was 54 days in the first quarter of 2017 compared to 57 days in the first quarter of 2016.

“Our team’s dedicated focus on cash collections resulted in a significant year-over-year improvement in net cash provided by operating activities,” said Matt Klein, chief financial officer of Vectrus. “We continuously evaluate our cash collection processes and procedures for further improvement and I am proud of what we have accomplished so far.”

The Company ended the first quarter 2017 with a total debt balance of $81.5 million, which was down from $85.0 million at the end of 2016. As of March 31, 2017, the Company had a total consolidated indebtedness to consolidated EBITDA (total leverage ratio) of 1.61x to 1.00x.

The Company ended the first quarter 2017 with total backlog of $2.9 billion and funded backlog of $0.9 billion.

Exhibit 99.1

2017 Guidance
"We have updated 2017 guidance to reflect our outlook for the remainder of the year and expect annual revenue to be in the range of $990 million to $1,090 million, up from the previously guided range of $910 million to $1,010 million. Net income is now expected to be in the range of $18.7 million to $22.3 million, up from $17.0 million to $20.5 million. As a result, the range for diluted EPS changes to $1.68 to $2.00 per share, up from $1.53 to $1.83 per share. Net cash provided by operating activities is now expected to be in the range of $22 million to $28 million, up from $20 million to $26 million. Our operating margin guidance of 3.40 percent to 3.60 percent remains unchanged," said Klein.

2017 updated guidance details include:

$ millions, except for operating margin and per share amounts	(Prior) 2017 Guidance			(Updated) 2017 Guidance
Revenue	$910	to	$1,010	$990	to	$1,090
Operating Margin	3.40%	to	3.60%	3.40%	to	3.60%
Net Income	$17.0	to	$20.5	$18.7	to	$22.3
Diluted EPS[1]	$1.53	to	$1.83	$1.68	to	$2.00
Net Cash Provided by Operating Activities	$20.0	to	$26.0	$22.0	to	$28.0

The Company notes that forward-looking statements of future performance made in this release, including 2017 guidance, are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including those factors set forth in the Safe Harbor Statement below.

Investor Call
Management representatives will conduct an investor briefing and conference call at 5 p.m. EDT on Tuesday, May 9, 2017.

U.S.-based participants may dial into the conference call at 877-407-0792, while international participants may dial 201-689-8263. For all other listeners, a live webcast of the briefing and conference call will be available on the Vectrus Investor Relations website at http://investors.vectrus.com.
A replay of the briefing will be posted on the Vectrus website shortly after completion of the call, and will remain available for one year. A telephonic replay will also be available through May 23, 2017, at 844-512-2921 (domestic) or 412-317-6671 (international) with pass code 13660908.

Footnotes:

Exhibit 99.1

1 2017 EPS guidance is calculated using the estimated weighted average diluted common shares outstanding for the year ending December 31, 2017 of 11.1 million.

About Vectrus
Vectrus is a leading, global government services company with a history in the services market that dates back more than 70 years. The company provides facility and logistics services and information technology and network communication services to U.S. government customers around the world. Vectrus is differentiated by operational excellence, superior program performance, a history of long-term customer relationships, and a strong commitment to their mission success. Vectrus is headquartered in Colorado Springs, Colo., and includes about 5,600 employees spanning 143 locations in 18 countries. In 2016, Vectrus generated sales of $1.2 billion. For more information, visit our website at www.vectrus.com or connect with us on Facebook, Twitter, LinkedIn, and YouTube.

Safe Harbor Statement
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 (the "Act"): Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Act. These forward-looking statements include, but are not limited to, statements in 2017 Guidance above about our revenue, operating margin, net income, EPS and net cash provided by operating activities for 2017 and other assumptions contained therein for purposes of such guidance, debt payments, expense savings, contract opportunities, bids and awards, collections, business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "may," "are considering," "will," "likely," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "could," "potential," "continue," or similar terminology are forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to: our dependence on a few large contracts for a significant portion of our revenue; competition in our industry; our ability to submit proposals for and/or win potential opportunities in our pipeline; our ability to retain and renew our existing contracts; protests of new awards; our international operations, including the economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. government military operations, including its operations in Afghanistan; changes in, or delays in the completion of, U.S. or international government budgets; government regulations and compliance therewith, including changes to the Department of Defense procurement process; changes in technology; intellectual property matters; governmental investigations, reviews, audits and cost adjustments; contingencies related to actual or alleged environmental contamination, claims and concerns; our success in

Exhibit 99.1

expanding our geographic footprint or broadening our customer base, markets and capabilities; our ability to realize the full amounts reflected in our backlog; our maintaining our good relationship with the U.S. government; impairment of goodwill; our performance of our contracts and our ability to control costs; our level of indebtedness; our compliance with the terms of our credit agreement; subcontractor and employee performance and conduct; our teaming arrangements with other contractors; economic and capital markets conditions; any future acquisitions, investments or joint ventures; our ability to retain and recruit qualified personnel; our maintenance of safe work sites and equipment; our compliance with applicable environmental health and safety regulations; our ability to maintain required security clearances; any disputes with labor unions; costs of outcome of any legal proceedings; security breaches and other disruptions to our information technology and operations; changes in our tax provisions or exposure to additional income tax liabilities; changes in U.S. generally accepted accounting principles; accounting estimates made in connection with our contracts; our exposure to interest rate risk; our compliance with public company accounting and financial reporting requirements; timing of payments by the U.S. government; risks and uncertainties relating to the spin-off from our former parent; and other factors set forth in Part I, Item 1A, – “Risk Factors,” and elsewhere in our 2016 Annual Report on Form 10-K and described from time to time in our future reports filed with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1

VECTRUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three months ended
	March 31,	April 1,
(In thousands, except per share data)	2017	2016
Revenue	$290,063	$310,682
Cost of revenue	264,701	283,711
Selling, general and administrative expenses	13,713	15,160
Operating income	11,649	11,811
Interest (expense) income, net	(1,134)	(1,312)
Income from operations before income taxes	10,515	10,499
Income tax expense	3,847	3,910
Net income	$6,668	$6,589

Earnings per share
Basic	$0.61	$0.62
Diluted	$0.60	$0.61
Weighted average common shares outstanding - basic	10,909	10,628
Weighted average common shares outstanding - diluted	11,075	10,856

Exhibit 99.1

VECTRUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In thousands, except share information)	2017	2016
Assets	(unaudited)
Current assets
Cash	$53,689	$47,651
Receivables	164,901	172,072
Costs incurred in excess of billings	12,624	11,002
Other current assets	7,478	13,412
Total current assets	238,692	244,137
Property, plant, and equipment, net	2,679	3,061
Goodwill	216,930	216,930
Other non-current assets	1,314	1,177
Total non-current assets	220,923	221,168
Total Assets	$459,615	$465,305
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$95,649	$118,055
Billings in excess of costs	3,835	1,421
Compensation and other employee benefits	47,049	34,917
Short-term debt	17,500	15,750
Other accrued liabilities	18,473	17,693
Total current liabilities	182,506	187,836
Long-term debt, net	62,786	67,842
Deferred tax liability	87,285	89,667
Other non-current liabilities	2,307	2,559
Total non-current liabilities	152,378	160,068
Total liabilities	334,884	347,904
Commitments and contingencies
Shareholders' Equity
Preferred stock; $0.01 par value; 10,000,000 shares authorized; No shares issued and outstanding	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; 10,943,290 and 10,894,924 shares issued and outstanding	109	109
Additional paid in capital	64,406	63,910
Retained earnings	64,586	57,959
Accumulated other comprehensive loss	(4,370)	(4,577)
Total shareholders' equity	124,731	117,401
Total Liabilities and Shareholders' Equity	$459,615	$465,305

Exhibit 99.1

VECTRUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31,	April 1,
(In thousands)	2017	2016
Operating activities
Net income	$6,668	$6,589
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	407	605
Loss on disposal of property, plant, and equipment	—	277
Stock-based compensation	1,086	1,713
Amortization of debt issuance costs	194	228
Changes in assets and liabilities:
Receivables	7,441	17,709
Other assets	4,202	147
Accounts payable	(22,599)	(36,832)
Billings in excess of costs	2,415	1,094
Deferred taxes	(2,506)	(1,103)
Compensation and other employee benefits	12,059	11,687
Other liabilities	547	(429)
Net cash provided by operating activities	9,914	1,685
Investing activities
Purchases of capital assets	(24)	(31)
Proceeds from the disposition of assets	—	111
Net cash (used in) provided by investing activities	(24)	80
Financing activities
Repayments of long-term debt	(3,500)	(3,500)
Proceeds from revolver	18,000	59,000
Repayments of revolver	(18,000)	(59,000)
Proceeds from exercise of stock options	50	—
Payments of employee withholding taxes on share-based compensation	(577)	(627)
Net cash used in financing activities	(4,027)	(4,127)
Exchange rate effect on cash	175	989
Net change in cash	6,038	(1,373)
Cash-beginning of year	47,651	39,995
Cash-end of period	$53,689	$38,622
Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,036	$1,408
Income taxes paid	$161	$2,320

SUPPLEMENTAL INFORMATION

Exhibit 99.1

Revenue by military branch for the periods presented below was as follows:

	Three Months Ended
	March 31,		April 1,
(In thousands)	2017		2016
Military branch	Revenue	% of Total	Revenue	% of Total
Army	$252,162	87%	$263,052	85%
Navy	4,932	2%	4,799	1%
Air Force	32,969	11%	42,831	14%
Total Revenue	$290,063		$310,682

	Three Months Ended
	March 31,		April 1,
(in thousands)	2017		2016
Contract type	Revenue	% of Total	Revenue	% of Total
Firm-Fixed-Price	$71,806	25%	$78,040	25%
Cost-Plus and Cost Reimbursable ¹	218,257	75%	232,642	75%
Total Revenue	$290,063		$310,682

¹ Includes time and material contracts

	Three Months Ended
	March 31,		April 1,
(In thousands)	2017		2016
Contract Relationship	Revenue	% of Total	Revenue	% of Total
Prime Contractor	$285,033	98%	$285,644	92%
Sub Contractor	5,030	2%	25,038	8%
Total Revenue	$290,063		$310,682

Source: Vectrus, Inc.